Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-273794) and S-8 (No. 333-205253, 333-210171, 333-223514, 333-230092, 333-236824, 333-253776, 333-263134, and 333-270319) of Seres Therapeutics, Inc. of our report dated March 5, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 5, 2024